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                                                                     Exhibit 3.5

[GRAPHIC]

                             STATE OF NORTH DAKOTA
                               SECRETARY OF STATE

                                     [SEAL]

                        CERTIFICATE OF MERGER OF DOMESTIC
                                  CORPORATIONS
                                      INTO

                                 PRIMEWOOD, INC.

      The undersigned, as Secretary of State of the State of North Dakota, hereby certifies that Articles of Merger of PWI ACQUISITION, INC. into
                                 PRIMEWOOD, INC.
a domestic corporation, duly signed and verified pursuant to North Dakota statutes governing a North Dakota BUSINESS CORPORATION, have been received in this office and are found to conform to law.

      ACCORDINGLY the undersigned, as such Secretary of State, and by virtue of the authority vested in him by law, hereby issues this Certificate of Merger of PWI ACQUISITION, INC. into
                                PRIMEWOOD, INC..

Effective date of merger: June 16, 1998

Issued: June 17, 1998


                                        /s/ Alvin A. Jaeger

                                        Alvin A. Jaeger
                                        Secretary of State

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                               ARTICLES OF MERGER
                                     BETWEEN
                              PWI ACQUISITION, INC.
                                       AND
                                 PRIMEWOOD, INC.

                                                                 RECEIVED
                                                                JUN 16 1998
                                                               SEC. OF STATE

      THE UNDERSIGNED, Edward F. Shorma, the Chief Executive Officer of PrimeWood, Inc., a North Dakota corporation ("PrimeWood"), and Michael S. Israel, the Chief Financial Officer of PWI Acquisition, Inc., a North Dakota corporation ("PWI"), hereby certify as follows:

      1. Attached hereto as Exhibit A is the Plan of Merger for the merger of PWI Acquisition, Inc. with and into PrimeWood, Inc. (the "Merger"), which Plan of Merger has been duly adopted by the Board of Directors of each of PrimeWood and PWI.

      2. Such Plan of Merger has been approved by the shareholders of each of PrimeWood and PWI pursuant to Chapter 10-19.1 of the North Dakota Business Corporation Act.

      3. The Articles of Incorporation of PrimeWood, the surviving corporation, shall be amended and restated as a result of the Merger as follows:

                                   "ARTICLE I

               The name of this corporation shall be PrimeWood, Inc.

                                   ARTICLE II

               The registered office of this corporation shall be located at 316 North Fifth Street, Bismarck, North Dakota 58502, and the name of its registered agent at that address is Corporation Service Company.

                                   ARTICLE III

               The corporation is authorized to issue an aggregate total of One Million (1,000,000) shares of common stock with a stated par value of $.01 per share. All shares shall be of one class and one series, except that the Board of Directors, by its action, may establish more than one class or series.

                                   ARTICLE IV

               No shareholder of this corporation shall have any preferential, preemptive or other rights to subscribe for, purchase or acquire any shares of the corporation of any class, whether unissued or now or hereafter authorized, or any obligations or other securities convertible into or exchangeable for any such shares.

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                                    ARTICLE V

               Any action required or permitted to be taken at a meeting of the Board of Directors of this corporation not needing approval by the shareholders under North Dakota Statutes, Chapter 10-19.1, may be taken by written action signed by the number of directors that would be required to take such action at a meeting of the Board of Directors at which all directors were present.

                                   ARTICLE VI

               No director of this corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under North Dakota Statutes Sections 10-19.1-95 or 10-04-17, or (iv) for any transaction from which the director derives any improper personal benefit.

               The provisions of this Article VI shall not be deemed to limit or preclude indemnification of a director by the corporation for any liability of a director which has not been eliminated by the provisions of this Article VI.

               If the North Dakota Statutes hereafter are amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the amended North Dakota Statutes."

      4. The Merger shall be effective upon the filing of these Articles of Merger with the Secretary of State of the State of North Dakota.

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      IN  WITNESS WHEREOF the undersigned have duly executed this document for and on behalf of their respective corporations this 16th day of June, 1998.


      PWI ACQUISITION, INC.               PRIMEWOOD, INC.


      By: /s/ [ILLEGIBLE]                 By:  Edward F Shorma
          ----------------------------        ---------------------------
      Its: Chief Financial Officer        ITS: CEO
          ----------------------------        ---------------------------


      STATE OF MINNESOTA       )
                               ) ss.
      COUNTY OF HENNEPIN       )


            The foregoing instrument was acknowledged before this ____ day of June, 1998, by Michael S. Israel, the CEO of PWI ACQUISITION, INC., a North Dakota corporation, on behalf of the corporation.


         [SEAL]
         MARY S. GIESLER                         /s/ MARY S. GIESLER
         NOTARY PUBLIC-MINNESOTA                 ------------------------------
         My Commission Expires Jan.31, 2002      Notary Public


      STATE OF NORTH DAKOTA    )
                               )ss.
      COUNTY OF Richland       )


            The foregoing instrument was acknowledged before this 9th day of June, 1998, by Edward F. Shorma, the C.E.O, of PRIMEWOOD, INC., a North Dakota corporation, on behalf of the corporation.

                                                    /s/ [ILLEGIBLE]
                                                 ------------------------------
                                                 Notary Public

               R.E.T. SMITH                         NORTH DAKOTA
    Notary Public, Richland Co., N. Dak.          filed 6-16-1998
    My Commission Expires Jan. 4, 2002                                  [SEAL]
         STATE OF NORTH DAKOTA                     /s/ [ILLEGIBLE]
          NOTARY PUBLIC SEAL                      Secretary of State

                                        3
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                                                                    Exhibit A to
                                                              Articles of Merger

                                 PLAN OF MERGER


            The respective boards of directors and shareholders of PWI Acquisition, Inc., a North Dakota Corporation ("Merger Sub"), and PrimeWood, Inc., a North Dakota corporation (the "Company"), have, by resolutions duly adopted, approved the following provisions of this Plan of Merger (the "Plan of Merger") required by Chapter 10-19.1 of the North Dakota Business Corporation Act, as amended (the "NDBCA"), in connection with the merger as herein described (the "Merger"). Merger Sub and the Company are hereinafter sometimes collectively referred to as the "Constituent Corporations"

                                    ARTICLE I

                                   THE MERGER

      1.01 Effective Time. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in Article VIII of the Agreement and Plan of Merger dated as of April 23, 1998 (the "Agreement and Plan"), by and among the Merger Sub, the Company, Woodcraft Industries, Inc., a Minnesota corporation (the "Parent"), Edward F. Shorma, Patricia Shorma, Thomas D. Shorma, Richard E. Shorma, Donald S. Shorma, William J. Shorma, David J. Shorma, Jane Shorma, Robert A. Shorma and Shelle Shorma (each a "Shareholder" and collectively, the "Shareholders"), the parties hereto will cause a copy of the Articles of Merger to be executed, delivered and filed with the Secretary of State of North Dakota in accordance with the NDBCA. The closing of the transactions contemplated by the Agreement and Plan shall take place on the later of May 28, 1998 or the fifth (5th) business day following the satisfaction or waiver of all of the conditions set forth in Article VIII of the Agreement and Plan (the "Closing Date"). The Merger shall become effective immediately upon the filing of the Articles of Merger with the Secretary of State of North Dakota or at such later time as specified in the Articles of Merger. The date and time on which the Merger shall become effective is referred to herein as the "Effective Time."

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      1.02  The Merger. At the Effective Time, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation under the corporate name it possesses immediately prior to the Effective Time. The Company, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

      1.03  EFFECT OF MERGER. The effect of the Merger shall be as set forth in
Section 10-19.1-102 of the NDBCA and the Surviving Corporation shall succeed to and possess all the properties, rights, privileges, immunities, powers, franchises and purposes, and be subject to all the duties, liabilities, debts, obligations, restrictions and disabilities, of the Constituent Corporations, all without further act or deed.

      1.04 DIRECTORS AND OFFICERS. From and after the Effective Time, the directors and officers of the Merger Sub shall be the directors and officers of the Surviving Corporation until their successors are elected and qualified or until their earlier death, resignation or removal. Said directors and officers of the Surviving Corporation shall hold office for the term specified in, and subject to the provisions contained in, the Articles of Incorporation and Bylaws of the Surviving Corporation and applicable law. If, at or after the Effective Time, a vacancy shall exist on the Board of Directors or in any of the offices of the Surviving Corporation, such vacancy shall be filled in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation.

      1.05 ARTICLES OF INCORPORATION; BYLAWS. From and after the Effective Time and until further amended in accordance with applicable law, the Articles of Incorporation of the Company as in effect immediately prior to the Effective Time, as amended by the Articles of Merger, shall be the Articles of Incorporation of the Surviving Corporation. From and after the Effective Time and until further amended in accordance with applicable law, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

      1.06 FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either of the Constituent Corporations, the officers of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take, and shall take, all such lawful and necessary action.

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                                   ARTICLE II

                 CONVERSION OF SECURITIES; MERGER CONSIDERATION;
                       ADJUSTMENTS TO MERGER CONSIDERATION


      2.01 CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the Surviving Corporation or the holder of any of the following securities:

            (a) each share of common stock, $100 par value, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock held by Parent or the Company or any direct or indirect Subsidiary of the Company after giving effect to the transfer referred to in Section 6.08 of the Agreement and Plan) shall be canceled and extinguished and be converted into and become a right to receive a payment per share, without interest, equal to (i) the Merger Consideration (as defined in Section 2.03 hereof) divided by (ii) the number of shares of Company Common Stock which are issued and outstanding (other than shares of Company Common Stock, if any, held by Parent or the Company or any direct or indirect subsidiary of the Company after giving effect to the transfer referred to in
Section 6.08 of the Agreement and Plan) immediately prior to the Effective Time;

            (b) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by Parent or the Company or any direct or indirect subsidiary of the Company (after giving effect to the transfer referred to in Section 6.08 of the Agreement and Plan) shall be canceled and extinguished and no payment shall be made with respect thereto; and

            (c) each share of common stock, $.01 par value, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation.

      2.02  PAYMENT OF MERGER CONSIDERATION; PAYMENT OF INDEBTEDNESS PAYOFF
            AMOUNT.

            (a) At the Effective Time, each holder of a certificate or certificates representing shares of Company Common Stock cancelled and extinguished at the Effective Time pursuant to Section 2.01 (a) hereof (other than held by the Company or any direct or indirect subsidiary of the Company after giving effect to the transfer referred to in Section 6.08 of the Agreement and Plan) shall surrender such certificate or certificates to the Surviving Corporation for cancellation and, upon delivery thereof, the Surviving Corporation shall pay to each holder, in immediately available funds, an amount per share

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equal to (i) an amount equal to (A) the Merger Consideration (as defined in
Section 2.03(a) hereof), divided by (B) the number of shares of Company Common Stock which are issued and outstanding (other than shares of Company Common Stock, if any, held by the Parent or the Company or any direct or indirect subsidiary of the Company after giving effect to the transfer referred to in
Section 6.08 of the Agreement and Plan) immediately prior to the Effective Time, minus (ii) such Shareholder's Allocable Portion (meaning with respect to each Shareholder the percentages set forth in Exhibit A to the Agreement and Plan) of the Working Capital Escrow Amount, General Escrow Amount, Tax Escrow Amount and Warranty Escrow Amount (as such terms are defined in Section 2 .03 hereof);

            (b) At the Effective Time, the Surviving Corporation shall deposit such Shareholder's Allocable Portion (meaning with respect to each Shareholder the percentages set forth in Exhibit A to the Agreement and Plan) of (A) the Working Capital Escrow Amount to the Working Capital Escrow Account, (B) the General Escrow Amount to the General Escrow Account, (C) the Tax Escrow Amount to the Tax Escrow Account and (D) the Warranty Escrow Amount to the Warranty Escrow Account (as such terms are defined in Section 2.03 hereof);

            (c) At the Effective Time, the Surviving Corporation shall pay or cause to be paid such expenses of Shareholders as may be identified in a schedule to be delivered by the shareholder representative as appointed pursuant to Section 10.01 of the Agreement and Plan ("Shareholder Representative") to Parent not less than two (2) business days prior to the Closing (the "Shareholders' Expenses");

            (d) At the Effective Time, the Surviving Corporation shall transfer an amount equal to the Indebtedness Payoff Amount (as defined in Section 1.01 of the Agreement and Plan) by wire transfer of immediately available funds to the accounts of the lenders or other parties to which Indebtedness (other than Assumed Indebtedness) (as such terms are defined in Section 1.01 of the Agreement and Plan) is owed and the Shareholders shall deliver to Parent written evidence of the payment in full of Indebtedness (as defined in Section 1.01 of the Agreement and Plan)of the Company and PrimeWood Transportation Services, Inc. ("PTSI") (other than Assumed Indebtedness) (as defined in Section 1.01 of the Agreement and Plan) and the release of all liens and security interests securing such Indebtedness (as defined in Section 1.01 of the Agreement and Plan).

            (e) Until surrendered and exchanged, as set forth in Section 2.02(a) hereof, each outstanding certificate which, prior to the Effective Time, represented shares of Company Common Stock shall be deemed to represent and evidence only the right to receive the consideration to be paid therefor as set forth in this Agreement and until such surrender and exchange, no cash or other consideration shall be paid to the holder of such outstanding certificate in respect thereof.

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            (f)   The Surviving Corporation shall be authorized to pay the
consideration attributable to any certificate theretofore issued which has been lost or destroyed upon receipt of satisfactory evidence of ownership of the shares of Company Common Stock represented thereby and of appropriate indemnification.

            (g) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing such shares are presented to the Surviving Corporation for transfer, they shall be cancelled and exchanged for the consideration provided for in this Agreement.

      2.03  MERGER CONSIDERATION; ESCROWS.

            (a) The consideration payable to or for the benefit of holders of the Company Common Stock (other than the Parent, the Company or any direct or indirect Subsidiary (as defined in Section 1.01 of the Agreement and Plan) of the Company) upon consummation of the Merger (the "Merger Consideration") shall be, in the aggregate, an amount equal to (i) $36,000,000, minus (ii) the Indebtedness Amount (as defined in Section 1.01 of the Agreement and Plan), minus (iii) the amount, if any, by which $178,449 ("Base Working Capital") exceeds Estimated Net Working Capital (as defined in Section 2.04(a) hereof) minus (iv) Shareholders' Expenses.

            (b) The Merger Consideration shall be subject to adjustment pursuant to Section 2.04 hereof.

            (c) Four cash escrow accounts shall be established by the Shareholders with portions of the Merger Consideration as follows: (i) an escrow account (the "Working Capital Escrow Account") of $500,000 (the "Working Capital Escrow Amount") shall be established by Shareholders pursuant to an escrow agreement substantially in the form of EXHIBIT G attached to the Agreement and Plan (the "Working Capital Escrow Agreement") to partially secure Shareholders' obligations to make payment of the Adjustment Amount (as defined in Section 2.05(a) hereof); (ii) an escrow account (the "General Escrow Account") of $2,000,000 (the "General Escrow Amount") shall be established by the Shareholders pursuant to an escrow agreement substantially in the form of EXHIBIT H attached to the Agreement and Plan (the "General Escrow Agreement") to partially secure Shareholders' obligations to indemnify Parent and Merger Sub pursuant to Section 11.02 of the Agreement and Plan; (iii) an escrow account (the "Tax Escrow Account") of $2,450,000 (the "Tax Escrow Amount") shall be established by the Shareholders pursuant to an escrow agreement substantially in the form of EXHIBIT I attached to the Agreement and Plan (the "Tax Escrow Agreement") to partially secure Shareholders' obligations to indemnify Parent and Merger Sub pursuant to Section 11.05 of the Agreement and Plan; and (iv) an escrow account (the "Warranty Escrow Account") of $600,000 (the "Warranty Escrow Amount")

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shall be established by the Shareholders pursuant to an escrow agreement substantially in the form of EXHIBIT J attached to the Agreement and Plan (the "Warranty Escrow Agreement") to partially secure Shareholders' obligations to indemnify Parent and Merger Sub pursuant to Section 11.06 of the Agreement and Plan. In lieu of funding the General Escrow Amount and the Tax Escrow Amount in cash, the Shareholders may deliver to the escrow agent appointed under the General Escrow Agreement and the Tax Escrow Agreement (the "Escrow Agent") irrevocable multiple draw letters of credit in form and substance and from a financial institution acceptable to Parent and its legal counsel permitting draws by the Escrow Agent in an aggregate amount of $2,000,000 with respect to the General Escrow Agreement and $2,450,000 with respect to the Tax Escrow Agreement.

      2.04  ADJUSTMENTS TO MERGER CONSIDERATION.

            (a) No later than three (3) business days prior to the Closing Date, Shareholders shall cause the Company to prepare and deliver to Parent and Merger Sub a calculation of the consolidated Net Working Capital (as defined below) of the Company and PTSI estimated as of the opening of business on the Closing Date (the "Estimated Net Working Capital"). The Estimated Net Working Capital shall be calculated in accordance with generally accepted accounting principles in the United States of America ("GAAP"), as applied on a consistent basis with the most recent Year-End Balance Sheet (as defined in Section 4.08 of the Agreement and Plan). As used herein, the term "Net Working Capital" shall mean an amount equal to the excess of total current assets (less an amount equal to the proceeds from the disposition of any fixed assets by the Company or PTSI between April 16,1998 and the Closing Date) over total current liabilities (other than (i) any portion of Indebtedness (as defined in Section 1.01 of the Agreement and Plan) included in current liabilities and (ii) the reserve for Roxan Warranty Losses (as defined in Section 11.06(a) of the Agreement and
Plan)) calculated in accordance with GAAP applied on a basis consistent with the most recent Year-End Balance Sheet (as defined in Section 4.08 of the Agreement and Plan).

            (b) As soon as reasonably practicable after the Effective Time, but in all events within 90 days thereafter, the Surviving Corporation shall prepare, and cause Arthur Andersen LLP to audit, a consolidated balance sheet of the Company and PTSI as of the Closing Date immediately prior to the Effective Time (the "Closing Date Balance Sheet"), and the Surviving Corporation shall prepare a calculation of the Net Working Capital of the Company and PTSI on a consolidated basis as of the Closing Date immediately prior to the Effective Time (the "Closing Net Working Capital") as reflected on the Closing Date Balance Sheet along with a reasonably detailed calculation of the Adjustment Amount. The Closing Date Balance Sheet shall be prepared in accordance with GAAP and on a basis consistent with accounting practices employed by the Company in the preparation of its most recent Year-End Balance Sheet.

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            (c)   Upon completion of the Closing Date Balance Sheet and the
calculation of Closing Net Working Capital and of the Adjustment Amount, copies thereof shall be promptly provided to the Shareholder Representative. The Shareholder Representative shall have thirty (30) days from receipt of the audited Closing Date Balance Sheet and the calculation of Closing Net Working Capital and the Adjustment Amount for examination thereof. If the Shareholder Representative so requests, the Shareholder Representative shall be provided access to, and copies of, the work papers of Arthur Andersen LLP and the Company which relate to the Closing Date Balance Sheet and the calculation of Closing Net Working Capital and the Adjustment Amount subject to entering into a confidentiality agreement reasonably acceptable to Arthur Andersen LLP. If the Shareholder Representative agrees with the calculation of the Adjustment Amount or fails to dispute the Adjustment Amount by giving written notice to such effect to the Surviving Corporation within said 30-day period, specifying the basis therefor in reasonable detail and the aggregate dollar amounts of any adjustments that the Shareholders' Representative wishes to propose to the Adjustment Amount (the "Disputed Adjustment Amount"), the Closing Date Balance Sheet and the calculation of Closing Net Working Capital and of the Adjustment Amount shall be final and binding on the Surviving Corporation, the Shareholder Representative and the Shareholders.

            (d) The Surviving Corporation and the Shareholder Representative shall make a good faith effort to resolve any disagreements over any Disputed Adjustment Amount within twenty-one (21) days following receipt by the Surviving Corporation of a notice of dispute, but if the Surviving Corporation and the Shareholder Representative are unable to resolve such disagreements within said period, the remaining disagreements shall be submitted in writing upon expiration of said 21-day period to the Minneapolis/St. Paul office of Coopers & Lybrand, L.L.P. (the "Arbitrator") to resolve remaining disputes as to the Adjustment Amount. The Arbitrator shall have full access to all requisite accounting and other records of the Surviving Corporation and the working papers of Arthur Andersen LLP, subject to entering into a confidentiality agreement reasonably acceptable to Arthur Andersen LLP, and the Arbitrator's determination of all disputed matters shall be final and binding on the parties hereto. The fees and expenses of the Arbitrator in rendering its opinion shall be shared equally by the Surviving Corporation and the Shareholder Representative.

      2.05  ADJUSTMENT AMOUNT: RELEASE FROM ESCROW.

            (a) The "Adjustment Amount" shall be the absolute value of the difference between (i) the lesser of (x) Base Working Capital or (y) Estimated Net Working Capital and (ii) the lesser of (x) Base Working Capital or (y) Closing Net Working Capital, as finally determined.

            (b) If Closing Net Working Capital, as finally determined, exceeds Estimated Net Working Capital, then, on the fifth business day following final

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determination of the Adjustment Amount in accordance with Section 2.04 hereof
(the "Reconciliation Date"), (i) Parent shall pay the Adjustment Amount, if any, to the Shareholder Representative by delivery of a check or checks representing, in the aggregate, such amount together with interest thereon from the Closing Date at a rate per annum equal to the yield on 13-week Treasury Bills sold at the U.S. Government auction most immediately prior to the Closing Date as published in the WALL STREET JOURNAL on the Closing Date (the "Interest Rate") and (ii) the Escrow Agent shall, pursuant to the terms of the Working Capital Escrow Agreement, disburse the funds in the Working Capital Escrow Account to the Shareholder Representative, in each case for onward delivery by the Shareholder Representative to the persons entitled to such payment pursuant to
Section 2.01 (a) hereof.

            (c) If the lesser of (i) Base Working Capital or (ii) Estimated Net Working Capital exceeds Closing Net Working Capital, as finally determined, by less than $500,000, then, pursuant to the terms of the Working Capital Escrow Agreement, on the Reconciliation Date, the Escrow Agent shall release to Parent from the Working Capital Escrow Account the Adjustment Amount together with interest thereon from the Closing Date at a rate per annum equal to the Interest Rate and shall disburse the balance of the Working Capital Escrow Account to the Shareholder Representative for onward delivery by the Shareholder Representative to the persons entitled to such payment pursuant to Section 2.01 (a) hereof.

            (d) If the lesser of (i) Base Working Capital or (ii) Estimated Net Working Capital exceeds Closing Net Working Capital, as finally determined, plus interest thereon from the Closing Date at a rate per annum equal to the Interest Rate by $500,000 or more, then, pursuant to the terms of the Working Capital Escrow Agreement, on the Reconciliation Date, the Escrow Agent shall release to Parent the balance of the Working Capital Escrow Account and the Shareholders shall jointly and severally be liable to pay to Parent on the Reconciliation Date an amount equal to the difference between (i) the Adjustment Amount together with interest thereon from the Closing Date at a rate per annum equal to the Interest Rate minus (ii) the amount of the funds released from the Working Capital Escrow Account by the Escrow Agent to Parent.

                                       11